Exhibit 99.1

Royal Gold Signs Term Sheet for Financing High River Gold’s Taparko Project

Royal Gold to Provide $35 Million for Mine Construction

Royal Gold to Receive Production Payments, a Tail Royalty, and a Milling Royalty

DENVER, Oct. 18 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; Toronto: RGL) today announced that it has signed a term sheet whereby Royal Gold will provide a total of $35 million, over the next year, to Somita SA, a 90%-owned subsidiary of High River Gold Mines, Ltd. (Toronto: HRG), for the construction and development of High River’s Taparko open pit gold project, located in Burkina Faso, West Africa. The remaining 10% ownership in Somita SA is held by the Burkina Faso government. The Tarparko project also includes the Bouroum deposit located approximately 29 miles (49 kilometers) northwest of Taparko (“Taparko-Bouroum Project”). In exchange for the $35 million in financing, Royal Gold will receive two concurrent production payments, a tail royalty and a milling royalty. Development of the Taparko-Bouroum Project is scheduled for completion in the third quarter of 2006.

The transaction has been approved by the Board of Directors of Royal Gold and High River, but is conditional upon final documentation and completion of other pre-closing requirements.

The first production payment is fixed at 15.0% of produced ounces (equivalent to a 15.0% gross smelter return royalty). The second production payment (also equivalent to a gross smelter return royalty) is set at a 4.3% fixed percentage rate of the produced ounces when the average monthly gold price falls between $385 and $430 per ounce, or a sliding-scale at a calculated percentage rate, when the average monthly gold price falls outside of this range.

The calculated rate, expressed as a percentage, is determined by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, not to exceed 10.0%, or dividing the average monthly gold price by 90 for gold prices below $385 per ounce (i.e., a $450 per ounce gold price results in a rate of 450/100 = 4.5%). Both production payments continue until the earlier of the production of 804,420 ounces or payments totaling $35 million under the fixed 15.0% production payment.

The tail royalty, which is a 2.0% gross smelter return (“GSR”) royalty, is applicable to gold production from defined portions of the Taparko-Bouroum Project area. The milling royalty is a 0.75% GSR royalty on ore that is mined outside of the defined area of the Taparko-Bouroum Project and that is processed through the Tarparko processing facilities to a maximum of 1.1 million tons (1.0 million tonnes) per year. Both of these royalties commence once the two concurrent production payments have ceased.

Stanley Dempsey, Royal Gold’s Chairman and CEO stated, “We consider this transaction another example of how the Company is strategically utilizing its resources and creating opportunities to add high quality projects to its property portfolio. This project expands our portfolio to a nation which has a stable, democratic political system and a reliable legal system.”

Dempsey continued, “We are also pleased to be associated with the experienced and capable management team at High River, and the high quality gold deposits at the Tarparko-Bouroum Project.”

High River completed a feasibility study in June 2004, which was amended in May 2005, and also completed an ore reserve statement under Canadian Instrument 43-101 for the Taparko-Bouroum Project which, as of May 2005, states that proven and probable reserves at the Taparko deposits total approximately 8.6 million tons of ore (7.8 million tonnes), at an average grade of 0.084 ounces per ton (2.88 grams per tonne), containing about 720,000 ounces of gold. The Bouroum deposits contain proven and probable reserves of approximately 882,000 tons of ore (800,000 tonnes), at an average grade of 0.12 ounces per ton (4.15 grams per tonne), containing about 107,000 ounces of gold. As per the bankable feasibility study, High River expects average annual production of about 90,000 ounces of gold at a design capacity of 1.1 million tons (1.0 million tonnes) per year.

Additional mineralized material at Tarparko is 5.6 million tons of material (5.1 million tonnes), at an average grade of 0.069 ounces per ton (2.37 grams per tonne). Additional mineralized material at Bouroum is 1.9 million tons of material (1.7 million tonnes), at an average grade of 0.080 ounces per ton (2.73 grams per tonne).

High River Gold, headquartered in Toronto, Canada, is an emerging mid-tier gold producer with quality exploration and development properties in Russia and West Africa.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the Nasdaq National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding royalty acquisitions, financing transactions, production forecasts, reserves and mineralized material, and the political and legal systems in Burkina Faso. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of this property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, and changes in the political or legal systems in Burkina Faso, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.